Exhibit 10.1

AGREEMENT TO PURCHASE

PROVISTA DIAGNOSTICS, INC.

This Agreement (this “Agreement”) is entered into by and between Todos Medical Ltd, a company formed under the laws of Israel (the “Buyer”), Strategic Investment Holdings, LLC, a Nevada limited liability company (“Shareholder”), Ascenda BioSciences LLC, a Delaware limited liability company (“Ascenda”) and Provista Diagnostics, Inc., a Delaware corporation (“Provista”) on the date set forth on the signature page hereto. Shareholder and Ascenda are collectively referred to as the “Sellers”. The Buyer, Shareholder, Ascenda and Provista are collectively referred to herein as the “Parties”. Capitalized terms not defined herein shall have the meanings assigned to them in the Agreement.

RECITALS:

WHEREAS, the Shareholder is the sole owner of all of the outstanding securities of Ascenda,

WHEREAS, Ascenda is the sole owner of all of 100% of the outstanding securities of Provista;

WHEREAS, Sellers wish to sell the Provista Shares to Buyer, and Buyer wishes to purchase the Provista Shares from Sellers, on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1. PURCHASE AND SALE

SECTION 1.1 SALE AND PURCHASE OF THE PROVISTA SHARES. Subject to the terms and conditions hereof, Sellers shall sell 3,599 shares of Preferred Stock and 1,581 shares of Ordinary Stock (collectively the “Provista Shares”) representing 100% of Provista’ s securities outstanding, to Buyer, and Buyer shall purchase the Provista Shares from Sellers, for the Purchase Price payable in accordance with Section 1.2 of this Agreement, the Securities Purchase Agreement attached as Exhibit 2 (the “SPA”), Convertible Promissory Note attached as Exhibit 3 (the “Convertible Note”), Escrow Agreement attached as Exhibit 4 (the “Escrow Agreement”) and Security Agreement attached as Exhibit 5 (the “Security Agreement”), each of even date herewith with all exhibits and schedules thereto, and other documents executed in connection with the transactions contemplated hereby (collectively the “Transaction Documents”) each attached hereto and incorporated herein and made a part hereof:

SECTION 1.2 PURCHASE AND SALE. Buyer shall purchase the Provista Shares for an aggregate purchase price (“Purchase Price”) of seven million five hundred thousand dollars ($7,500,000) which shall be subject to the following terms:

1.2.1	Cash Deposit. On or before April 19, 2021, (the “First Closing Date”), Buyer will deliver a non-refundable deposit (the “Cash Deposit”) of One Million Two Hundred Fifty Thousand Dollar ($1,250,000) by wire transfer to the Sellers’ bank account as set forth as Exhibit 1.

1.2.2	First Closing. On or before the First Closing Date, Buyer shall deliver to Sellers or Sellers’ designees such number of non-refundable shares of its ordinary stock, par value NIS 0.01 per 836695v.1 share, (the “Todos Deposit Shares”) with a Fair Market Value of one million five hundred thousand dollars ($1,500,000) as defined by and set forth in the SPA (Attached as Exhibit 2). The Parties agree that the Ordinary Shares shall have a value of $.001 per share, for the purpose of this transaction, on the date of execution hereof.

1.2.3	Issuance. Upon issuance of the Todos Deposit Shares to Seller at the First Closing, such shares shall be validly issued, fully paid and non-assessable.

1.2.4	The Second Cash Payment. On or before July 1, 2021 (the “Second Closing Date”), Buyer shall deliver a second payment (“Second Cash Payment”) of one million two hundred fifty thousand dollars ($1,250,000) to Sellers by wire transfer pursuant to the instructions set forth in Exhibit 1.

1.2.5	The Convertible Note. On or before the Second Closing Date, Buyer shall deliver to Sellers or their designees the Convertible Note (Attached as Exhibit 3) in the principal amount of three million five hundred thousand dollars ($3,500,000), payable by Buyer to Seller.

1.2.6	Secured Obligation. Buyer’s obligation to deliver the Second Cash Payment and the Convertible Note to Seller at the Second Closing shall be secured by the Provista Shares to be held and released in accordance with the Escrow Agreement and all of Provista’ s assets (the “Assets”) pursuant to the terms of the Security Agreement attached as Exhibit 5.

1.2.7	Extension of Second Cash Payment Due Date. Buyer shall have the option of extending the payment of the Second Cash Payment until July 15, 2021, by paying the Sellers the additional sum of $250,000 (the “Extension Payment”) on or before the Second Closing Date. If the Extension Payment is received by Sellers on or before the Second Closing Date, then Buyer shall deliver the Convertible Note on the Second Closing Date and the Second Cash Payment on or before July 15, 2021. In the event the Buyer completes the Second Cash Payment, this Extension Payment shall be credited towards the Second Cash Payment.

1.2.8	Break-Up Fee. For the avoidance of doubt, at the First Closing, the Sellers shall hold full right, title, and interest in and to the Cash Deposit, and the Todos Deposit Shares paid to Sellers or their designees and/or assignees pursuant to Section 1.2.1 and 1.2.2 hereunder on the First Closing Date free and clear of all rights, liens and encumbrances, without limitation. Additionally, as set forth in the Escrow Agreement, should Buyer fail to deliver the Second Cash Payment and/or the Convertible Note by the Second Closing Date as required by Section 1.2.4 and 1.2.5, the Escrow Agent shall return the Provista Shares to Sellers, and Sellers shall become the sole owners thereof. Buyer acknowledges and agrees that the Sellers, their representatives and advisors have devoted significant time and efforts and have incurred significant expenses in reviewing and analyzing the terms of this Agreements and the business, assets and operations of the Buyer in connection with the Transaction Documents and transactions contemplated hereby. Buyer further agrees and understands that in the event that the Buyer fails to deliver the Second Cash Payment and/or the Convertible Note to the Sellers at the Second Closing, the Cash Deposit and the Todos Deposit Shares shall be the property of the Sellers, and Sellers shall retain and hold full right, title, and interest in and be the sole owners of the Cash Deposit, the Todos Deposit Shares and 100% of the Provista Shares. In such an event, Buyer will have absolutely no rights, claims or interest of any type in connection with the Provista Shares, Cash Deposit or Todos Deposit Shares or this transaction, regardless of any alleged conduct by Seller or anyone else. Further, in such event Buyer irrevocably will be deemed to have canceled this Agreement and relinquished all rights in and to the Provista Shares, Cash Deposit and Todos Deposit Shares. In connection with the Provista Shares, Escrow Agent may release the Provista Shares to Sellers on the day after the Second Closing Date, unless Buyer has complied with 1.2.4 and 1.2.5 hereof. If this Agreement is not canceled and all payments due to Seller at the First Closing are made when required, all of the obligations, conditions and contingencies of Sellers hereunder will be deemed satisfied.

SECTION 1.3 CLOSING. The consummation of the transactions contemplated by this Agreement shall take place virtually at the offices of Sellers or Sellers’ counsel on the First Closing Date (other than the Second Cash Payment and Convertible Note, which shall be made on July 1, 2021) after all of the conditions set forth in this Agreement are satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied by actions taken at or after the First or Second Closing, but subject to the satisfaction or waiver of such conditions at the First or Second Closing), unless another date, time or place is mutually agreed to in writing by Sellers and Buyer.

1.3.1	Sellers’ Deliverables. Sellers shall deliver, or cause to be delivered, at the First Closing:

(i) one or more certificates representing all of the Provista Shares duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank to Buyer shall be delivered to Hamilton & Associates Law Group (the “Escrow Agent”) and held by Escrow Agent as collateral for the Second Cash Payment and Convertible Note pursuant to the terms of the “Escrow Agreement” attached hereto as Exhibit 4 and made a part hereof,

(ii) written resignations of each of the directors, managers and officers, as applicable, of the members of Provista, requested by Buyer effective as the First Closing Date,

(iii) this Agreement, and other Transaction Documents to which each Seller is a party, duly executed by such Seller, as applicable, and

(iv) all other documents, instruments and writings required by this Agreement to be delivered by Sellers at the First Closing.

1.3.2	Buyer Deliverables. Buyer shall deliver, or cause to be delivered, to Sellers as follows:

(i) the Cash Deposit on or before the First Closing Date, by wire transfer to the bank account designated by Sellers in Exhibit 1 immediately available funds in an amount equal to the Cash Deposit,

(ii) at the First Closing, one or more certificates representing all of the Todos Deposit Shares duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank to Sellers’ Designees,

(iii) at the First Closing, each Transaction Document to which Buyer is a party,

(iv) all other documents, instruments and writings required by this Agreement to be delivered by Buyer at the First Closing; and

(v) the Second Cash Payment and Convertible Note on or before the Second Closing Date.

SECTION 1.4 ASSUMPTION OF LIABILITIES. At or prior to the First Closing, Buyer shall assume all liabilities of Provista, without limitation. In connection therewith, Buyer agrees to use reasonable best efforts to cause the Landlord to release Charles W. Stout III from any obligations or liabilities as guarantor under the lease agreement between Diagnostic Reference Group, LLC and Windward Campus Owner, LLC dated the 29th day of November 2012 for space at 2001Westside Parkway, Unit # 290, Alpharetta, GA 30004 presently occupied by Provista, which has been modified by addendum (the “Addendum”) to STE 240 (the “Lease”) within thirty (30) days of the execution of this Agreement. Until Charles W. Stout III is released from the Lease, Buyer shall accept and assume all obligations or liabilities of Charles W. Stout III, Ascenda BioSciences, LLC, Strategic Investment Holdings LLC, Strategic Funding, Inc. and related entities associated with the Lease and its Addendum.

SECTION 1.5 INDEMNIFICATION OF CHARLES W. STOUT III, ASCENDA BIOSCIENCES, LLC, STRATEGIC FUNDING, INC. AND RELATED ENTITIES. Subject to the Second Closing Date, Buyer agrees to indemnify, defend and hold Charles W. Stout III, Ascenda BioSciences, LLC, Strategic Investment Holdings LLC, Strategic Funding, Inc. and related entities harmless from and against any and all claims, rent payments, demands, causes of action, charges, judgments, damages, liabilities, costs or expenses (including, without limitation attorneys’ fees and legal costs) arising out or relating directly or indirectly to the Lease, as amended or the Addendum.

SECTION 1.6 INDEMNIFICATION OF BUYER. Sellers, on a joint and several basis, hereby agrees to indemnify, defend and hold harmless the Buyer from and against any and all Losses sustained or incurred by the Buyer arising from or related to any (i) breach of any of the representations and warranties of the Sellers and (ii) any liabilities in excess of $100,000hat were incurred prior to January 7, 2020 other than liabilities arising under the Lease

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as specifically disclosed to Buyer in a Disclosure Schedule, if any, received by Buyer from Sellers prior to execution of this Agreement (“Disclosure Schedule”), Sellers each represent and warrant to Buyer as follows:

SECTION 2.1 ORGANIZATION. Provista is a company duly organized, validly existing and in good standing under the laws of Delaware and has all necessary company powers to carry on its business as it is now being conducted. Provista is in good standing in each jurisdiction in which it is so required.

SECTION 2.2 CAPITALIZATION. The authorized capital stock of Provista consists of 100 million shares of stock, par value $.0001 par value per share, of which only the Provista Shares are issued and outstanding and, as of the date hereof. The Provista Shares have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to and were not issued in violation of any preemptive rights. Sellers own the Provista Shares, beneficially and of record, free and clear of any Lien. There are no outstanding (i) securities convertible into or exercisable or exchangeable for shares of Provista’ s capital stock of or other voting or equity interests of Provista, (ii) options or other rights or agreements, commitments or understandings of any kind to acquire Provista’s securities or other obligation to issue, transfer or sell, any shares of Provista’s capital stock of or other voting or equity interests in Provista, (iii) voting trusts, proxies or other similar agreements or understandings with respect to the voting of any shares of capital stock of or other voting or equity interests of Provista or (iv) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of Provista’s capital stock of or other voting or equity interests in Provista’s securities.

SECTION 2.3 OWNERSHIP. Upon delivery of the Purchase Price as set forth in Article 1 hereof, for the Provista Shares, good and valid title to the Provista Shares will pass to Buyer, free and clear of any Liens. Ascenda is the sole beneficial and legal owner of all outstanding capital stock of Provista, free and clear of all Encumbrances. Shareholder is the sole beneficial and legal owner of all outstanding capital stock of Ascenda free and clear of all Encumbrances. There are no outstanding rights of any kind, direct or indirect, contingent or otherwise, to purchase or otherwise acquire any shares of capital stock of Ascenda. As used in this Agreement, “Encumbrance” means any mortgage, pledge, hypothecation, deed of trust, claim, infringement, right of first refusal, preemptive right, voting right, community property interest, security interest, lien (including any tax lien), charge, option, license, condition or other encumbrance or restriction of any nature whatsoever.

SECTION 2.4 AUTHORITY. Sellers each have the right, power and authority to execute and deliver this Agreement and any ancillary agreements to which it is a party, consummate the transactions contemplated hereby and thereby, and have duly executed and delivered such agreements. The execution and delivery of this Agreement and any ancillary agreements to which Sellers are a party and the consummation of the transactions contemplated hereby and thereby have been duly approved by all requisite corporate action on the part of Sellers. As against Sellers, this Agreement constitutes a valid and binding obligation, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to the rights of creditors generally and the availability of equitable relief.

SECTION 2.5 NO VIOLATION; CONSENTS AND APPROVALS. Neither the execution, delivery or performance by the Seller of this Agreement nor the consummation by the Seller of the transactions contemplated hereby is an event that, of itself or with the giving of notice or the passage of time or both, will: (i) violate or conflict with the provisions of the Articles of Incorporation or operating agreement; (ii) violate or conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any contract, mortgage, indenture, agreement, or other instrument to which Seller is a party or by which it is bound other than the Lease as set forth in Section 1.4 hereof, or by which it may be affected, or result in the creation of any lien or encumbrance upon any of Seller’s assets; or (iii) violate any judgment, decree, order, statute, rule or regulation applicable to Sellers.

SECTION 2.6 TITLE TO AND SUFFICIENCY OF ASSETS. Provista owns all rights, title and interest in and to all of its assets, free and clear of all Encumbrances in excess of $10,000 other than payroll expenses and rents under the Lease.

SECTION 2.7 CONTRACTS. Each of the contracts to which Provista is a party will be assumed by the Buyer at the First Closing (the “Assumed Contracts”), including the Lease. Each of the Assumed Contracts is legal, valid and in full force and effect, enforceable in accordance with its terms. To Provista and Sellers’ knowledge, no other party to any Assumed Contract has taken the position that any provision of such Assumed Contract is unenforceable. Provista, Sellers have not received notice of cancellation of or default under or intent to cancel or call a default under any of the Assumed Contracts. Provista has performed all material obligations required to be performed by it under the Assumed Contracts, and there exists no event or condition which with or without notice or lapse of time or both would be a material breach or a material default on the part of Provista or, to the knowledge of Provista and Sellers, on the part of any other party to such Assumed Contracts. Complete and accurate copies of all Assumed Contracts have been provided to Buyer.

SECTION 2.8 INTELLECTUAL PROPERTY. Provista is the sole owner of all rights, titles and interests in and to its Intellectual Property, free and clear of all Encumbrances. No notice has been received by Sellers are, and no claim or proceeding has been brought against Provista, which challenges the validity or enforceability of such Intellectual Property or Provista’s complete and exclusive ownership thereof. To Sellers’ knowledge, no third party is misappropriating, infringing or diluting any of such Intellectual Property or violating any of Provista’s rights therein. Provista has taken all reasonable steps in accordance with normal industry practice to protect its rights in its Intellectual Property. As used in this Agreement, “Intellectual Property” means worldwide: (i) patents, patent applications and patent rights, including continuations, continuations-in-part, divisions, reissues, renewals, reexaminations and extensions and applications therefore; (ii) trademarks, trade names, trade dress, logos, service marks designs and general intangibles of like nature, registered or not, together with all common law rights and goodwill related thereto; (iii) copyrights, moral rights and mask work rights, registered or not, and registrations and applications therefore; (iv) inventions, know-how, methods, confidential business information, trade secrets and other proprietary information and intellectual property rights (whether or not patentable or reduced to practice); (v) any and all trailers, pilots, scripts, ideas, plans, research, designs, sponsorships and promotional materials treatments, summaries, videotapes, contracts, agreements and other electronic or written documentation relating to, associated with, or comprising Provista’s assets; and (vi) rights to sue or make claims for any past, present or future misappropriation or unauthorized use of any of the foregoing and the right to receive income, royalties, damages and payments that are now will later become due with regard to the foregoing.

SECTION 2.9 INTERNET DOMAIN NAMES AND CONTENT. Provista is the sole registrant of all domain names used by it, has not licensed or otherwise transferred any of the rights in such domain names to which a registrant thereof is entitled (or entered into any agreement to do so), and has paid all registration fees relating to such domain names.

SECTION 2.10 TAX MATTERS. Within the times and in the manner prescribed by Law, Provista’s Tax returns required by Law have been filed, and all Taxes and assessments required to be withheld or paid by Provista to any governmental authority have been paid. As used in this Agreement, “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

SECTION 2.11 LEGAL PROCEEDINGS; THIRD PARTY RIGHTS. There are no pending or, to Sellers’ knowledge, legal, administrative, arbitral or other proceedings (including disciplinary proceedings), suits, actions or governmental or regulatory investigations of any nature (“Proceedings”) against or affecting Provista or challenging the validity of the transactions contemplated by this Agreement. There is no injunction, order, judgment, decree or regulatory restriction imposed upon Provista, and Provista is not a party to any Proceedings instituted by it.

SECTION 2.12 COMPLIANCE WITH LAW. Provista is in compliance with all requirements of Law, and all requirements of all governmental authorities having jurisdiction over it, the operation of its business, except to the extent the aggregate effect of the failure to be in such compliance would not materially adversely affect the assets or Provista.

SECTION 2.13 LIABILITIES. Provista does not have any known obligations or liabilities in excess of $100,000, with exception of the Lease.

SECTION 2.14 NON-CONTRAVENTION. Provided that all consents, approvals, authorizations and other actions described in Section 2.4 have been obtained or taken, the execution and delivery by Sellers and each Transaction Document to which either is, or is specified to be, a party, and the performance of its obligations hereunder and thereunder do not and will not (a) conflict with or breach any provision of the organizational documents of the Shareholder or Ascenda, (b) conflict with or breach any provision of any material applicable law, (c) require any consent of or other action by any person or entity (d) constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any Permit, or any agreements to which Provista is bound, or (e) result in the creation or imposition of any liens on any assets of the Provista.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BUYER

Except as specifically disclosed to Sellers in this Agreement, Buyer represents and warrants to Sellers as follows:

SECTION 3.1 CORPORATE STATUS. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Israel. Buyer is duly qualified to do business in each jurisdiction in which the character of and location of its assets or operations makes qualification to do business as a foreign corporation necessary. Buyer has full corporate power to carry on its business as it is now being conducted and as proposed to be conducted and to own and operate its assets. Buyer has full corporate power and authority to execute and deliver this Agreement and perform the transactions contemplated hereby.

SECTION 3.2 CORPORATE ACTIONS. All corporate or other actions and proceedings necessary to be taken by or on the part of Buyer, its directors and its shareholders in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

SECTION 3.3 NO DEFAULTS. Neither the execution, delivery or performance by Buyer of this Agreement nor the consummation by Buyer of the transactions contemplated hereby is an event that, of itself or with the giving of notice or the passage of time or both, will: (i) violate or conflict with the provisions of the Articles of Incorporation or Bylaws of Buyer; (ii) violate or conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any contract, mortgage, indenture, agreement, or other instrument to which Buyer is a party or by which it is bound other than the Lease as set forth in Section 1.4 hereof, or by which it may be affected, or result in the creation of any lien or encumbrance upon any of Buyer’s assets; or (iii) violate any judgment, decree, order, statute, rule or regulation applicable to Buyer.

SECTION 3.4 CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, filing or registration with any governmental body is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation of the purchase of the Provista Shares by Buyer.

SECTION 3.5 OTHER CONSENTS. No consent of any person or entity is required to be obtained by Buyer to the execution, delivery and performance of this Agreement by Buyer or the consummation of the purchase of the Provista Shares by Buyer.

SECTION 3.6 PURCHASE FOR INVESTMENT. Buyer is purchasing the Provista Shares solely for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of any portion thereof in violation of any applicable securities law.

SECTION 3.7 DILIGENCE. Buyer has undertaken an exhaustive review of the business and operations of Provista and is familiar with its financial condition, operations, assets and liabilities. Buyer will have until the First Closing Date to conduct all additional inspections and due diligence and satisfy itself regarding Provista and to inspect Provista’s facilities (the “Property”). Buyer agrees to indemnify and hold Sellers harmless for any loss or damage to the Property or persons caused by Buyer or its agents arising out of such physical inspections of the Property. Buyer expressly acknowledges that the sale of Provista as provided for herein is made on an “AS IS” basis, and such provision shall survive the closing.

ARTICLE 4. FURTHER COVENANTS AND AGREEMENTS

SECTION 4.1 ANNOUNCEMENTS. The Parties shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to the transactions contemplated by this Agreement, and no such press release or other public disclosure shall be made without the consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that the parties may make such disclosure to the extent such disclosure is required by Law.

SECTION 4.2 TAXES. FURTHER ASSURANCES; CONSENTS. Subject to the terms and conditions of this Agreement, the parties shall use all commercially reasonable efforts to take or cause to be taken, all actions (including the execution, delivery and filing of documents) necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and any ancillary agreements, including the obtaining of all required consents and approvals of governmental authorities and other third parties. Notwithstanding the foregoing, no modification shall be made to any Assumed Contract to obtain any required consent without the prior written consent of Buyer.

ARTICLE 5. CERTAIN COVENANTS

SECTION 5.1 CONDUCT OF THE BUSINESS. From the date hereof until the Second Closing, except as required by law or as otherwise expressly permitted or contemplated by this Agreement, Buyer shall use commercially reasonable efforts to preserve Provista’s business and maintain material relationships (contractual or otherwise). In connection therewith, Buyer shall not cause Provista to do any of the following:

(a) amend its certificate of incorporation or certificate of formation, or the by-laws or limited liability company operating agreement as applicable, or take or authorize any action to wind up its affairs or dissolve;

(b) issue any securities;

(c) amend or terminate its employee benefit plans, if any, in any material respect, establish, enter into or adopt any new arrangement that would (if it were in effect on the date hereof) obligate Provista under an employee benefit plan (“Provista Benefit”) or take any action with respect to any Provista Benefit Plan that would increase, accelerate or alter the liabilities of any Provista Benefit Plan or reduce or impair the assets of any Provista Benefit Plan, take any action to increase, accelerate the payment or vesting of, or fund or otherwise guarantee, freeze or secure the payment of compensation or benefits of any of its employees, enter into, amend or otherwise modify any employment, severance, transaction-based, retention or other similar Contracts or arrangements with any employees,

(d) hire any employee, independent contractor, officer or director or terminate the employment of any of its employee or establish any incentive compensation programs that relate in whole or part to compensation for any employee;

(e) issue, sell or grant options, warrants or rights to purchase or subscribe to, enter into any arrangement or contract with respect to the issuance or sale of, or redeem or repurchase any of its securities or make any changes (by combination, reorganization or otherwise) in its capital structure;

(f) sell, license, abandon, assign, transfer, pledge, or otherwise dispose of, or encumber, or grant any lien on any of its assets;

(g) merge or consolidate with any other entity or acquire (including by merger, consolidation, acquisition of stock or assets, bulk reinsurance) any assets or liabilities comprising a business or a segment, division or line of or business or any material amount of property or assets in or of any other entity or create or acquire any Subsidiaries;

(h) modify or amend in any material respect or recapture or terminate any material contracts or waive, release or assign any material rights or claims thereunder or enter into any contract which would if entered into prior to the date hereof, have been a material contract;

(i) incur any Indebtedness, other than trade accounts payable and short-term working capital financing in each case, incurred in the ordinary course of business or make any loans or advances;

(j) default under any Indebtedness;

(k) terminate, fail to renew or let lapse any permit necessary to conduct its business or fail to submit any reports, statements, documents, registrations, filings or submissions to be filed with any governmental authority, in each case other than as would not reasonably be expected, individually or in the aggregate, to be material;

(l) enter into any new line of business, or introduce any new products or services, or change in any material respect existing products or services, except as may be required by applicable Law;

(m) terminate, cancel or amend, or cause the termination, cancellation or amendment of, any material insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage) maintained by it that is not replaced by comparable insurance coverage;

(n) to the extent related to Taxes or Tax Returns, (i) settle or compromise any material Tax audit or forgo the right to any material refund, offset or other reduction in Tax liability; (ii) change any methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes from those employed in the preparation of its most recently filed Tax Return; (iii) amend any material Tax Return; (iv) enter into any material agreement with a Tax authority, or terminate any such agreement entered into with a Tax authority that is in effect as of the date hereof; (v) alter or make any material Tax election; (vi) request a ruling relating to Taxes, (vii) grant any power of attorney relating to Tax matters; (viii) prepare or file any Tax Return in a manner that is not consistent with past practice or file a Tax Return of a type or in a jurisdiction not previously filed; or (ix) request any ruling or similar guidance with respect to Taxes;

(o) sell, transfer or otherwise dispose of any asset; or

(p) promise, agree or commit to do any of the foregoing.

SECTION 5.2 ACCESS TO INFORMATION;BOOKS AND RECORDS

(a) From the date hereof until the First Closing, Sellers shall and shall cause Provista to (i) give Buyer, its counsel, financial advisors, auditors and other authorized Representatives reasonable access to all of the offices, properties, contracts, books and records of Provista, not including access to IT systems, and to the officers and employees of Provista whose assistance and expertise are reasonably necessary to assist Buyer in connection with preparation to integrate Provista into Buyer’s organization following the First Closing, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information relating to Provista as such persons may reasonably request, and (iii) instruct the employees, counsel and financial advisors of Sellers are to cooperate with Buyer in connection with Buyer’s investigation of Provista and preparation to integrate Provista into Buyer’s organization following the First Closing.

(b) Sellers shall have the right to retain copies of all books, data, files, information and records in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to tax matters) of Provista relating to periods ending on or prior to the First Closing Date (i) relating to information (including employment and medical records) regarding Provista’s employees, (ii) as may be required by any governmental authority, including pursuant to any applicable Law or regulatory request, or (iii) as may be necessary for Sellers are or its Affiliates to perform their respective obligations pursuant to this Agreement, in each case subject to compliance with all applicable privacy Laws. Buyer agrees that, with respect to all original books, data, files, information and records of Provista existing as of the First Closing Date, it will (x) comply in all material respects with all applicable Laws relating to the preservation and retention of records and (y) apply preservation and retention policies that are no less stringent than those generally applied by Buyer to its own books and records.

ARTICLE 6 CONDITION’S PRECEDENT

SECTION 6.1 CONDITIONS TO THE BUYER’S OBLIGATIONS. The obligation of the Buyer hereunder is subject to the satisfaction, at or before the First Closing Date of each of the following conditions provided that these conditions are for the Buyer’s sole benefit and may be waived by the Buyer at any time in its sole discretion:

a) The Sellers shall have executed this Agreement and the remaining Transaction Documents and delivered the same to the Sellers as required by Article 1 and 2 hereof,

b) The representations and warranties of the Sellers shall be true and correct in all material respects as of the date when made and as of the First Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Sellers shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents be performed, satisfied or complied with by the Sellers are at or prior to the First Closing Date, and

c) No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement; and

SECTION 6.2 CONDITIONS TO THE SELLER’S OBLIGATIONS. The obligations of the Sellers hereunder are subject to the satisfaction, at or before the First Closing Date of each of the following conditions, provided that these conditions are for the Sellers’ sole benefit and may be waived by the Sellers are at any time in its sole discretion:

a) The Buyer shall have executed the Transaction Documents including all exhibits thereto and delivered the same to the Sellers,

b) The representations and warranties of the Buyer shall be true and correct in all material respects as of the date when made and as of the First Closing Date as though made at such time (except for representations and warranties that speak as of a specific date) and the Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Buyer at or prior to the First Closing Date,

c) No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by the Transaction Documents,

d) No event shall have occurred which could reasonably be expected to have a Material Adverse Effect on the Buyer including but not limited to a change in the 1934 Act reporting status of the Buyer or the failure of the Buyer to be timely in its 1934 Act reporting obligations, and

e) The trading of Todos’ ordinary stock on the OTC Markets shall not have been suspended by the SEC.

ARTICLE 7. GENERAL PROVISIONS

SECTION 7.1 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Sellers may assign its rights hereunder without the prior written consent of the Buyer. Buyer may not assign its rights or obligations hereunder, and any such attempted assignment or delegation without such consent shall be void.

SECTION 7.2 SEVERABILITY. Any provision of this Agreement which is held invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity or unenforceability and without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any of the provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 7.3 AMENDMENTS; WAIVERS. The provisions of this Agreement may be amended, modified or waived only by a written instrument executed by the party against whom enforcement of the amendment, modification or waiver is sought. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions or agreements, whether or not similar. No waiver shall be binding on the Parties unless executed in writing.

SECTION 7.4 NOTICES. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be: (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, email or email, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by email with accurate confirmation generated by the transmitting computer, at the address or email address designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be the address designated below. Each party shall provide timely notice to the other party of any change in address.

If to Buyer:

Todos Medical Ltd.

Derech Menachem Begin street,

30th Floor,

Tel Aviv, Israel 6701203

Phone: 011.972.526.420.126

Email: gerald@todosmedical.com

If to Seller:

Strategic Investment Holdings, LLC

Galeria de Artes y Ciencias I, #201 0

Dorado, Puerto Rico 00646

With a courtesy copy to:

Robert Dev. Bunn, Esq.

5745 S.W. 75th Street, Suite 324

Gainesville, Fl 32608

robert@strategiclaw.org; bhamilton@securitieslawyer101.com; chris@thestrategicgroup.com.pr

SECTION 7.5 GOVERNING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of Delaware without regard to that state or country’s conflict of laws principles.

SECTION 7.6 JURISDICTION. Any proceeding relating to this Agreement or the subject matter hereof shall be brought only in federal or state court in Delaware, and each party hereby generally and unconditionally submits to and accepts the jurisdiction of such courts.

SECTION 7.7 ATTORNEYS FEES. In the event that any action is taken to enforce the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to other damages or remedies, its reasonable attorneys’ fees, court costs, and other costs and expenses reasonably incurred in connection therewith, including but not limited to any reasonable attorneys’ fees, court costs and other costs and expenses incurred in connection with seeking to recover the attorneys’ fees, court costs and other costs and expenses of enforcement provided for by this paragraph.

SECTION 7.8 ENTIRE AGREEMENT. With respect to its subject matter, this Agreement (including the Disclosure Schedule, any other exhibits, schedules, certificates or other instruments referred to herein, and any instruments delivered or executed in connection herewith or pursuant hereto), together with any ancillary Agreements, constitutes the entire agreement of the parties, and supersedes all prior agreements, understandings and representations, express or implied, oral or written, except as provided herein.

SECTION 7.9 COUNTERPARTS. This Agreement may be executed in two or more electronic signature counterparts, and PDF, electronic signatures including DocuSign shall be deemed an original, and all of which together shall constitute one and the same agreement.

SECTION 7.10 INTERPRETATION. It is agreed and understood by the Parties that both Parties shall be deemed to have jointly drafted this Agreement, and no inference or presumption shall be drawn against either of the Parties in the event of an alleged ambiguity.

SECTION 7.11 SURVIVAL. The representations of Sellers in this Agreement shall terminate on the date that Buyer delivers the Cash Deposit to Sellers.

SECTION 7.12 EXPENSES. Except as specifically set forth herein, each party shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation, accounting and legal fees incurred in connection herewith.

SECTION 7.13 TIME IS OF THE ESSENCE. Time is of the essence in the performance of each of the obligations of the Parties and with respect to all covenants and conditions to be satisfied by the Parties in the Transaction Documents and all documents, acknowledgments and instruments delivered in connection herewith.

SECTION 7.14 CONFLICT WITH OTHER AGREEMENTS. If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail unless (i) such other agreement expressly states that it overrides this Agreement in the relevant respect and (ii) the each of the Parties of this Agreement are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

SECTION 7.15 AUTHORITY. Each Party warrants and represents that it has the exclusive right, express authority, and full legal capacity to execute this Agreement in the capacities designated below for the entities on whose behalf they are executing this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized signatories, effective as of April 19, 2021.

PROVISTA DIAGNOSTICS, INC.

By:
Name:	Robb Rill
Title:	Director

ASCENDA BIOSCIENCES LLC

By:
Name:	Robb Rill
Title:	Member Representative of Strategic Investment Holdings, LLC

STRATEGIC INVESTMENT HOLDINGS, LLC

By:
Name:	Robb Rill
Title:	Manager

TODOS MEDICAL LTD

By:
Name:	Gerald E. Commissiong
Title:	President & CEO

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